Exhibit 99.1

Whole Earth Brands, Inc. Reports First Quarter 2021 Financial Results and Reiterates Full Year Guidance

First Quarter Branded CPG Segment Revenue Growth of 103%, Reflecting Strategic Acquisitions of Swerve and Wholesome; Both Acquisitions are Fully Integrated

First Quarter Branded CPG Segment Proforma Organic Constant Currency

Revenue Growth of 10%

Chicago, Illinois – May 14, 2021 – Whole Earth Brands, Inc. (the “Company” or “we” or “our”) (Nasdaq: FREE), a global food company enabling healthier lifestyles by providing access to premium plant-based sweeteners, flavor enhancers and other foods through a diverse portfolio of trusted brands and delicious products, today announced its financial results for its first quarter ended March 31, 2021. The Company also reiterated fiscal year 2021 guidance.

Irwin D. Simon, Executive Chairman, stated, “Our expanded portfolio of brands continues to outpace the category growth rate and is confirmation of our strong positioning within the sweetener category that is experiencing powerful tailwinds driven by an increasing movement toward health and wellness products. We have completely transformed our Branded CPG business over the past ten months since becoming a public company and I’m excited by the speed at which our acquisitions have been integrated and the value our new Branded CPG North America organization is creating. We look forward to continued execution of our growth strategy by our team and are excited about the opportunities in 2021.”

Albert Manzone, Chief Executive Officer, commented, “Our business is off to a strong start in 2021, generating proforma organic constant currency product revenue growth within the Branded CPG segment of 10% and delivering $17.5 million of Adjusted EBITDA in the first quarter. Our portfolio of natural brands – Whole Earth Sweetener, Swerve, and Wholesome Sweeteners Incorporated (“Wholesome”) – each performed exceptionally well with double-digit revenue growth versus prior year. The integration of our acquisitions is fully complete and with our “Power of One” strategy, our newly integrated North American team is focused on building our brands, bringing innovation to market, increasing our market penetration and transforming our entire supply chain. We are further encouraged by the positive data regarding an economic recovery including for the food service industry, and by the continued consumer preference shifts towards plant-based better-for-you alternatives, all of which provide our business with near-term and long-term tailwinds.”

FIRST QUARTER 2021 HIGHLIGHTS

Our consolidated financials reflect both predecessor and successor periods indicative of the June 25, 2020 business combination date. The first quarter results discussed below compare the successor’s 2021 first quarter results ended March 31, 2021 to the predecessor’s 2020 first quarter results ended March 31, 2020.

Additionally, we completed the acquisition of Swerve on November 10, 2020 and the Wholesome acquisition on February 5, 2021. Our reported results include Swerve and Wholesome from those dates of acquisition.

•	Consolidated product revenues were $105.8 million, an increase of 60.4% on a reported basis and an increase of 57.2% on a constant currency basis, as compared to the prior year first quarter. On a proforma basis, including the impact of both acquisitions for the full quarter in both the current and prior year periods, organic product revenue grew 7.9%, or increased 6.1% on a constant currency basis, compared to the prior year first quarter.
•	Branded CPG segment product revenues were $81.8 million, an increase of 103.4% and an increase of 98.1% on a constant currency basis, as compared to the prior year first quarter. Constant currency results reflect the acquisitions of Wholesome and Swerve and strong growth in our natural brands. On a proforma basis, including the impact of both acquisitions for the full quarter in both the current and prior year periods, organic constant-currency product revenue grew 9.7%, compared to the prior year first quarter.
•	Flavors & Ingredients segment product revenues were $24.0 million, a decrease of 6.7% in the first quarter, primarily due to a difficult comparison to the prior year first quarter as the business realized a surge in product orders in March 2020 related to third parties building stock in connection with the COVID-19 global pandemic.
•	Reported gross profit was $35.7 million, compared to $25.9 million in the prior year first quarter, and gross profit margin of 33.7% in the first quarter of 2021, compared to 39.2% in the prior year period. Results for the first quarter of 2021 included $10.1 million of gross profit from the Swerve and Wholesome acquisitions and revenue gains, partially offset by $1.6 million of non-cash purchase accounting charges.
•	Adjusted Gross Profit Margin, when adjusting for all non-cash and cash adjustments, was 36.9% percent down from 41.8% percent in the prior year driven by the inclusion of Wholesome‘s lower-margin private label business, partially offset by productivity and favorable product mix within the business.

•	Consolidated operating loss was $3.1 million compared to an operating loss of $33.2 million in the prior year and consolidated net loss was $12.0 million in the first quarter of 2021 compared to a net loss of $28.7 million in the prior year. The primary driver of the difference was a $40.6 million impairment charge recorded in the first quarter of 2020 under previous ownership, partially offset by increased SG&A resulting from transaction costs and increased costs of being a public company.
•	Consolidated Adjusted EBITDA increased 38.2% to $17.5 million driven by contributions from the Swerve and Wholesome acquisitions, organic revenue growth and productivity, partially offset by public company costs and increased bonus expense. Adjusted EBITDA as a percentage of sales for the quarter was approximately 17%.

SEGMENT RESULTS

Branded CPG Segment

Branded CPG segment product revenues increased $41.6 million, or 103.4%, to $81.8 million for the first quarter of 2021, compared to $40.2 million for the same period in the prior year. On a constant currency basis, product revenues increased 98.1% driven by the addition of Swerve and Wholesome revenue, which was not comparable to the prior year period. Constant currency results reflect the strong growth in our natural brands. On a proforma basis, including the impact of both acquisitions for the full quarter in both the current and prior year periods, organic constant-currency product revenue grew 9.7%, compared to the prior year first quarter.

Operating income was $10.2 million in the first quarter of 2021 compared to an operating loss of $6.8 million for the same period in the prior year. The increase of $16.9 million was driven by an $11.1 million non-cash asset impairment charge in the prior year predecessor period, which did not exist in the first quarter of 2021, contributions from the acquired Swerve and Wholesome businesses and revenue growth within the segment.

Flavors & Ingredients Segment

Flavors & Ingredients segment product revenues decreased 6.7% to $24.0 million for the first quarter of 2021, compared to $25.8 million for the same period in the prior year. The decrease was driven by a difficult comparison to the prior year quarter as the business realized a surge in product orders in March 2020 as customers were building inventory in connection with the COVID-19 global pandemic.

Operating income in the segment was $1.0 million in the first quarter of 2021, an increase of $25.0 million compared to an operating loss of $24.0 million in the prior year period. The increase was driven by a $29.5 million non-cash asset impairment charge in the prior year predecessor period, partially offset by a $1.7 million restructuring charge associated with the upcoming closure of the Camden, NJ factory, a $1.0 million increase in amortization of intangible assets resulting from the June 25, 2020 business combination and $0.7 million of non-cash purchase accounting charges related to inventory revaluations.

CORPORATE

Beginning with the first quarter of 2021, our corporate office functions are now reported and included under Corporate. Corporate is not a reportable or operating segment. Certain prior year amounts have been reclassified to conform to the current presentation.

Operating loss for Corporate was $14.2 million in the first quarter of 2021, compared to a $2.6 million loss in the prior year. The additional loss reflects $8.1 million of acquisition expenses, $2.1 million of public company expenses, including both one-time and ongoing expenses, $0.8 million of stock-based compensation expense and $0.5 million of increased bonus expense.

Cash Flow & Balance Sheet

Net cash used in operating activities was $5.6 million and capital expenditures were $1.5 million for the first quarter of 2021.

As of March 31, 2021, the Company had cash and cash equivalents of $27.8 million and $389.0 million of debt, net of unamortized debt issuance costs.

On February 5, 2021, the Company entered into an amended and restated credit agreement, in part, to finance its acquisition of WSO Investments, Inc. the holding company for Wholesome. The new agreement provides for a new $75 million five-year revolving credit facility, and a $375 million seven-year senior secured first-lien term loan B. Reducing balance sheet leverage is a corporate priority and the Company expects to achieve a ratio of Net Debt to Adjusted EBITDA of approximately 4.0x by December 31, 2021.

RECENT STRATEGIC ACQUISITIONS

On February 5, 2021, the Company closed on its acquisition of Wholesome, the #1 organic sweetener brand in North America.

The acquisition of Wholesome and its previous purchase of Swerve, a rapidly growing manufacturer and marketer of a portfolio of zero sugar, keto-friendly, and plant-based sweeteners and baking mixes, have doubled the Company’s North American market share in only eight months since the closing of its business combination on June 25, 2020. These acquisitions significantly move the Company’s portfolio mix toward natural sweeteners, which now represent approximately 87% of its North American Branded CPG business.

ACCOUNTING FOR WARRANTS

On April 12, 2021, the Acting Director of the Division of Corporation Finance and Acting Chief Accountant of the Securities and Exchange Commission together issued a statement regarding the accounting and reporting considerations for warrants issued by special purpose acquisition companies entitled “Staff Statement on Accounting and Reporting Considerations for Warrants Issued by Special Purpose Acquisition Companies” (the “SEC Statement”). As a result of the SEC Statement, the Company’s management reevaluated the accounting treatment of (i) the 15,000,000 redeemable warrants that were included in the units issued by the Company in its initial public offering (the “Public Warrants”) and (ii) the 5,263,500 redeemable warrants that were issued in a private placement (the “Private Warrants”, collectively with the Public Warrants, the “Warrants”) in accordance with Accounting Standards Codification (“ASC”) 815-40, Derivatives and Hedging: Contracts in an Entities Own Equity. ASC 815-40 states entities must consider whether to classify contracts that may be settled in its own stock, such as warrants, as equity of the entity or as an asset or liability. The Company previously accounted for the Warrants as components of equity.

After consideration of the guidance in the SEC Statement, the Company concluded that the Private Warrants should be accounted for as a liability and measured at fair value with changes in fair value each period reported in the Company’s statement of operations. The Company has completed its final analysis of this change and has reflected the appropriate adjustments in its first quarter 2021 financial statements. The impact was not material to the Company’s previously issued financial statements. The first quarter of 2021 reflects a non-cash loss of $2.4 million related to the change in fair value of the Private Warrants, which is net of a $1.2 million non-cash gain related to the correction of an immaterial error for the fiscal year ended December 31, 2020. The warrant liability included in the Company’s consolidated balance sheet as of March 31, 2021 was $8.0 million.

Outlook

The Company is reiterating its outlook for full year 2021, including the impact of its recent acquisitions of Swerve and Wholesome. The outlook includes expectations for growth on a proforma organic basis and margins for the combined business. The Company defines proforma organic growth to be as if the Company owned both Swerve and Wholesome for the full years 2020 and 2021. The Company’s 2021 outlook is as follows:

•	Net Product Revenues: $493 million to $505 million (representing reported growth of greater than 78%, and proforma organic growth of 3% to 5%)
•	Adjusted EBITDA: $82 million to $85 million (representing reported growth of greater than 50%, and proforma organic growth of 3% to 5%)
•	Adjusted Gross Profit Margin: 34% to 35% of product revenues

•	Adjusted EBITDA Margin: Approximately 17% of product revenues
•	Capital Expenditures: $10 million to $12 million
•	Tax Rate: Approximately 23%

Conference Call Details

The Company will host a conference call and webcast to review its first quarter results today, Friday, May 14, 2021 at 8:30am EDT. The conference call can be accessed live over the phone by dialing (877) 705-6003 or for international callers by dialing (201) 493-6725. A replay of the call will be available through May 31, 2021 by dialing (844) 512-2921 or for international callers by dialing (412) 317-6671; the passcode is 13718232.

The live audio webcast of the conference call will be accessible in the News & Events section on the Company's Investor Relations website at investor.wholeearthbrands.com. An archived replay of the webcast will also be available shortly after the live event has concluded.

About Whole Earth Brands

Whole Earth Brands is a global food company enabling healthier lifestyles and providing access to premium plant-based sweeteners, flavor enhancers and other foods through our diverse portfolio of trusted brands and delicious products, including Whole Earth Sweetener®, Wholesome®, Swerve®, Pure Via®, Equal® and Canderel®. With food playing a central role in people’s health and wellness, Whole Earth Brands’ innovative product pipeline addresses the growing consumer demand for more dietary options, baking ingredients and taste profiles. Our world-class global distribution network is the largest provider of plant-based sweeteners in more than 100 countries with a vision to expand our portfolio to responsibly meet local preferences. We are committed to helping people enjoy life’s everyday moments and the celebrations that bring us together. For more information on how we “Open a World of Goodness®,” please visit www.WholeEarthBrands.com.

Forward-Looking Statements

This press release contains forward-looking statements (including within the meaning of the Private Securities Litigation Reform Act of 1995) concerning Whole Earth Brands, Inc. and other matters. These statements may discuss goals, intentions and expectations as to future plans, trends, events, results of operations or financial condition, or otherwise, based on current beliefs of management, as well as assumptions made by, and information currently available to, management.

Forward-looking statements may be accompanied by words such as “achieve,” “aim,” “anticipate,” “believe,” “can,” “continue,” “could,” “drive,” “estimate,” “expect,” “forecast,” “future,” “guidance,” “grow,” “improve,” “increase,” “intend,” “may,” “outlook,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “target,” “will,” “would,” or similar words, phrases or expressions. Examples of such forward-looking statements include, but are not limited to, the statements of Messrs. Simon and Manzone, statements related to the Net Debt to Adjusted EBITDA and the projected date, the statements in the “Outlook” section of this press release, and statements related to the 2021 guidance and long-term sales growth targets. Factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, the Company’s ability to integrate Wholesome and Swerve and achieve the anticipated benefits of the transaction in a timely manner or at all; the extent of the impact of the COVID-19 pandemic, including the duration, spread, severity, and any recurrence of the COVID-19 pandemic, the duration and scope of related government orders and restrictions, the impact on our employees, and the extent of the impact of the COVID-19 pandemic on overall demand for the Company’s products; local, regional, national, and international economic conditions that have deteriorated as a result of the COVID-19 pandemic, including the risks of a global recession or a recession in one or more of the Company’s key markets, and the impact they may have on the Company and its customers and management’s assessment of that impact; extensive and evolving government regulations that impact the way the Company operates; and the impact of the COVID-19 pandemic on the Company’s suppliers, including disruptions and inefficiencies in the supply chain.

These forward-looking statements are subject to risks, uncertainties and other factors, many of which are outside of the Company’s control, which could cause actual results to differ materially from the results contemplated by the forward-looking statements. These statements are subject to the risks and uncertainties indicated from time to time in the documents the Company files (or furnishes) with the U.S. Securities and Exchange Commission.

You are cautioned not to place undue reliance upon any forward-looking statements, which are based only on information currently available to the Company and speak only as of the date made. The Company undertakes no commitment to publicly update or revise the forward-looking statements, whether written or oral that may be made from time to time, whether as a result of new information, future events or otherwise, except as required by law.

Contacts:

Investor Relations Contact:

Whole Earth Brands

312-840-5001

investor@wholeearthbrands.com

ICR

Jeff Sonnek

646-277-1263

jeff.sonnek@icrinc.com

Media Relations Contact:

Wyecomm

Penny Kozakos

202-390-4409

Penny.Kozakos@wyecomm.com

Whole Earth Brands, Inc.
Condensed Consolidated Balance Sheets
(In thousands of dollars, except for share and per share data)
(Unaudited)

	March 31, 2021	December 31, 2020
Assets
Current Assets
Cash and cash equivalents	$27,806	$16,898
Accounts receivable (net of allowances of $723 and $955, respectively)	72,205	56,423
Inventories	191,837	111,699
Prepaid expenses and other current assets	11,807	5,045
Total current assets	303,655	190,065

Property, Plant and Equipment, net	49,752	47,285

Other Assets
Operating lease right-of-use assets	18,749	12,193
Goodwill	236,895	153,537
Other intangible assets, net	283,845	184,527
Deferred tax assets, net	2,479	2,671
Other assets	6,926	6,260
Total Assets	$902,301	$596,538

Liabilities and Stockholders’ Equity
Current Liabilities
Accounts payable	$36,915	$25,200
Accrued expenses and other current liabilities	34,616	29,029
Contingent consideration payable	52,672	—
Current portion of operating lease liabilities	5,074	3,623
Current portion of long-term debt	3,750	7,000
Total current liabilities	133,027	64,852
Non-Current Liabilities
Long-term debt	385,257	172,662
Warrant liabilities	7,999	—
Deferred tax liabilities, net	52,722	23,297
Operating lease liabilities, less current portion	16,281	11,324
Other liabilities	16,230	15,557
Total Liabilities	611,516	287,692
Commitments and Contingencies	—	—
Stockholders’ Equity
Preferred shares, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding at March 31, 2021 and December 31, 2020	—	—
Common stock, $0.0001 par value; 220,000,000 shares authorized; 38,426,669 shares issued and outstanding at March 31, 2021 and December 31, 2020	4	4
Additional paid-in capital	322,758	325,679
Accumulated deficit	(38,544)	(25,442)
Accumulated other comprehensive income	6,567	8,605
Total stockholders’ equity	290,785	308,846
Total Liabilities and Stockholders’ Equity	$902,301	$596,538

Whole Earth Brands, Inc.
Condensed Consolidated and Combined Statements of Operations
(In thousands of dollars, except for share and per share data)
(Unaudited)

	(Successor)	(Predecessor)
	Three Months Ended March 31, 2021	Three Months Ended March 31, 2020
Product revenues, net	$105,825	$65,972
Cost of goods sold	70,174	40,112
Gross profit	35,651	25,860

Selling, general and administrative expenses	32,907	16,048
Amortization of intangible assets	4,151	2,534
Asset impairment charges	—	40,600
Restructuring and other expenses	1,657	—

Operating loss	(3,064)	(33,322)

Change in fair value of warrant liabilities	(2,362)	—
Interest expense, net	(5,078)	(172)
Loss on extinguishment and debt transaction costs	(5,513)	—
Other income, net	310	1,721
Loss before income taxes	(15,707)	(31,773)
Benefit for income taxes	(3,682)	(3,118)
Net loss	$(12,025)	$(28,655)

Net loss per share – Basic and diluted	$(0.31)

Whole Earth Brands, Inc.
Condensed Consolidated and Combined Statements of Cash Flows
(In thousands of dollars)
(Unaudited)

	(Successor)	(Predecessor)
	Three Months Ended March 31, 2021	Three Months Ended March 31, 2020
Operating activities
Net loss	$(12,025)	$(28,655)
Adjustments to reconcile net loss to net cash provided by operating activities:
Stock-based compensation	1,639	—
Depreciation	969	679
Amortization of intangible assets	4,151	2,534
Deferred income taxes	3,402	(648)
Asset impairment charges	—	40,600
Pension	(115)	—
Amortization of inventory fair value adjustments	1,619	—
Non-cash loss on extinguishment of debt	4,435	—
Change in fair value of warrant liabilities	2,362	—
Changes in current assets and liabilities:
Accounts receivable	(1,341)	312
Inventories	(4,903)	3,959
Prepaid expenses and other current assets	665	(949)
Accounts payable, accrued liabilities and income taxes	(7,052)	(431)
Other, net	597	(2,791)
Net cash (used in) provided by operating activities	(5,597)	14,610

Investing activities
Capital expenditures	(1,544)	(894)
Acquisitions, net of cash acquired	(186,601)	—
Net cash used in investing activities	(188,145)	(894)

Financing activities
Proceeds from revolving credit facility	25,000	3,500
Repayments of revolving credit facility	(47,855)	(5,000)
Long-term borrowings	375,000	—
Repayments of long-term borrowings	(136,500)	—
Debt issuance costs	(11,589)	—
Funding to Parent, net	—	(12,430)
Net cash provided by (used in) financing activities	204,056	(13,930)

Effect of exchange rate changes on cash and cash equivalents	594	314
Net change in cash and cash equivalents	10,908	100
Cash and cash equivalents, beginning of period	16,898	10,395
Cash and cash equivalents, end of period	$27,806	$10,495

Supplemental disclosure of cash flow information
Interest paid	$4,491	$—
Taxes paid, net of refunds	$3,535	$1,070

Whole Earth Brands, Inc.

Reconciliation of GAAP and Non-GAAP Financial Measures

(Unaudited)

The Company reports its financial results in accordance with accounting principles generally accepted in the United States (“GAAP”). However, management believes that also presenting certain non-GAAP financial measures provides additional information to facilitate the comparison of the Company’s historical operating results and trends in its underlying operating results, and provides additional transparency on how the Company evaluates its business. Management uses these non-GAAP financial measures in making financial, operating and planning decisions and in evaluating the Company’s performance. The Company also believes that presenting these measures allows investors to view its performance using the same measures that the Company uses in evaluating its financial and business performance and trends. The Company considers quantitative and qualitative factors in assessing whether to adjust for the impact of items that may be significant or that could affect an understanding of its ongoing financial and business performance and trends. The adjustments generally fall within the following categories: constant currency adjustments, intangible asset non-cash impairments, purchase accounting charges, transaction related costs, long-term incentive expense, non-cash pension expenses, severance and related expenses associated with a restructuring, public company readiness, M&A transaction expenses and other one-time items affecting comparability of operating results. See below for a description of adjustments to the Company’s U.S. GAAP financial measures included herein. Non-GAAP information should be considered as supplemental in nature and is not meant to be considered in isolation or as a substitute for the related financial information prepared in accordance with U.S. GAAP. In addition, the Company’s non-GAAP financial measures may not be the same as or comparable to similar non-GAAP measures presented by other companies.

DEFINITIONS OF THE COMPANY’S NON-GAAP FINANCIAL MEASURES

The Company’s non-GAAP financial measures and corresponding metrics reflect how the Company evaluates its operating results currently and provide improved comparability of operating results. As new events or circumstances arise, these definitions could change. When these definitions change, the Company provides the updated definitions and presents the related non-GAAP historical results on a comparable basis. When items no longer impact the Company’s current or future presentation of non-GAAP operating results, the Company removes these items from its non-GAAP definitions.

The following is a list of non-GAAP financial measures which the Company has discussed or expects to discuss in the future:

•	Constant Currency Presentation: We evaluate our product revenue results on both a reported and a constant currency basis. The constant currency presentation, which is a non-GAAP measure, excludes the impact of fluctuations in foreign currency exchange rates. We believe providing constant currency information provides valuable supplemental information regarding our product revenue results, thereby facilitating period-to-period comparisons of our business performance and is consistent with how management evaluates the Company's performance. We calculate constant currency percentages by converting our current period local currency product revenue results using the prior period exchange rates and comparing these adjusted amounts to our current period reported product revenues.

•	Adjusted EBITDA: We define Adjusted EBITDA as net income or loss from our consolidated statements of operations before interest income and expense, income taxes, depreciation and amortization, changes in fair value of warrant liabilities, other income and expense, losses on extinguishment and debt transaction costs as well as certain other items that arise outside of the ordinary course of our continuing operations specifically described below:
o	Asset impairment charges: We exclude the impact of charges related to the impairment of goodwill and other long-lived intangible assets. Impairment charges during the calendar year 2020 were incurred only during the predecessor period. We believe that the exclusion of these impairments, which are non-cash, allows for more meaningful comparisons of operating results to peer companies. We believe that this increases period-to-period comparability and is useful to evaluate the performance of the total company.
o	Purchase accounting adjustments: We exclude the impact of purchase accounting adjustments, including the revaluation of inventory at the time of the business combination. These adjustments are non-cash and we believe that the adjustments of these items more closely correlate with the sustainability of our operating performance.
o	Transaction-related expenses: We exclude transaction-related expenses including transaction bonuses that were paid for by the seller of the businesses acquired by the Company on June 25, 2020. We believe that the adjustments of these items more closely correlate with the sustainability of our operating performance.
o	Long-term incentive plan: We exclude the impact of costs relating to the long-term incentive plan. We believe that the adjustments of these items more closely correlate with the sustainability of our operating performance.
o	Non-cash pension expenses: We exclude non-cash pension expenses/credits related to closed, defined pension programs of the Company. We believe that the adjustments of these items more closely correlate with the sustainability of our operating performance.
o	Severance and related expenses: We exclude employee severance and associated expenses related to roles that have been eliminated or reduced in scope as a productivity measure taken by the Company. We believe that the adjustments of these items more closely correlate with the sustainability of our operating performance.
o	Public company readiness: We exclude non-recurring organization and consulting costs incurred to establish required public company capabilities. We believe that the adjustments of these items more closely correlate with the sustainability of our operating performance.
o	Brand Introduction expenses: To measure operating performance, we exclude the Company’s sampling program costs with Starbucks. We believe the exclusion of such amounts allows management and the users of the financial statements to better understand our financial results.
o	Restructuring: To measure operating performance, we exclude restructuring costs. We believe that the adjustments of these items more closely correlate with the sustainability of our operating performance.
o	M&A transaction expenses: We exclude expenses directly related to the acquisition of businesses after the business combination on June 25, 2020. We believe that the adjustments of these items more closely correlate with the sustainability of our operating performance.
o	Other items: To measure operating performance, we exclude certain expenses and include certain gains that we believe are operational in nature. We believe the exclusion or inclusion of such amounts allows management and the users of the financial statements to better understand our financial results.

Adjusted EBITDA is not a presentation made in accordance with GAAP, and our use of the term Adjusted EBITDA may vary from the use of similarly-titled measures by others in our industry due to the potential inconsistencies in the method of calculation and differences due to items subject to interpretation. Adjusted EBITDA margin is Adjusted EBITDA for a particular period expressed as a percentage of product revenues for that period.

We use Adjusted EBITDA to measure our performance from period to period both at the consolidated level as well as within our operating segments, to evaluate and fund incentive compensation programs and to compare our results to those of our competitors. In addition to

Adjusted EBITDA being a significant measure of performance for management purposes, we also believe that this presentation provides useful information to investors regarding financial and business trends related to our results of operations and that when non-GAAP financial information is viewed with GAAP financial information, investors are provided with a more meaningful understanding of our ongoing operating performance.

Adjusted EBITDA should not be considered as an alternative to net income or loss, operating income, cash flows from operating activities or any other performance measures derived in accordance with GAAP as measures of operating performance or cash flows as measures of liquidity. Adjusted EBITDA has important limitations as an analytical tool and should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP.

The Company cannot reconcile its expected Adjusted EBITDA to Net Income under “Outlook” without unreasonable effort because certain items that impact net income and other reconciling metrics are out of the Company’s control and/or cannot be reasonably predicted at this time. These items include, but are not limited to, share-based compensation expense, impairment of assets, acquisition-related charges and COVID-19 related expenses. These items are uncertain, depend on various factors, and could have a material impact on GAAP reported results for the guidance period.

Adjusted Gross Profit Margin: We define Adjusted Gross Profit Margin as Gross Profit excluding all cash and non-cash adjustments, impacting Cost of Goods Sold, included in the Adjusted EBITDA reconciliation, as a percentage of Product Revenues, net. Such adjustments include: depreciation, purchase accounting adjustments, long term incentives and other items adjusted by management to better understand our financial results.

The Company cannot reconcile its expected Adjusted Gross Profit Margin to Gross Profit Margin under “Outlook” without unreasonable effort because certain items that impact Gross Profit Margin and other reconciling metrics are out of the Company’s control and/or cannot be reasonably predicted at this time. These items include, but are not limited to, share-based compensation expense, impairment of assets, acquisition-related charges and COVID-19 related expenses. These items are uncertain, depend on various factors, and could have a material impact on GAAP reported results for the guidance period.

Whole Earth Brands, Inc.

Adjusted EBITDA reconciliation

(In thousands of dollars)

(Unaudited)

	(Successor)	(Predecessor)
	Three Months Ended March 31, 2021	Three Months Ended March 31, 2020
Product revenues, net	$105,825	$65,972
Net Loss	$(12,025)	$(28,655)
Benefit for income taxes	(3,682)	(3,118)
Other income, net	(310)	(1,721)
Loss on extinguishment and debt transaction costs	5,513	-
Interest expense, net	5,078	172
Change in fair value of warrant liabilities	2,362	-
Operating Loss	(3,064)	(33,322)
Depreciation	969	706
Amortization of intangible assets	4,151	2,534
Asset impairment charges	-	40,600
Purchase accounting adjustments	1,619	-
Transaction related expenses	210	-
Long term incentive plan	2,093	402
Non-cash pension expense	-	152
Severance and related expenses	-	188
Public company readiness	454	283
Brand introduction costs	-	753
Restructuring	1,657	-
M&A transaction expenses	8,472	-
Other items	890	335
Adjusted EBITDA	$17,452	$12,631

Whole Earth Brands, Inc.

Constant Currency Product Revenues, Net Reconciliation

(In thousands of dollars)

	Three Months Ended March 31,
			$ change			% change
Product revenues, net	2021	2020	Reported	Constant Dollar	Foreign Exchange (2)	Reported	Constant Dollar	Foreign Exchange
Branded CPG	$81,797	$40,219	$41,578	$39,445	$2,133	103.4%	98.1%	5.3%
Flavors & Ingredients	$24,028	$25,753	$(1,725)	$(1,725)	$-	-6.7%	-6.7%	0.0%
Combined	$105,825	$65,972	$39,853	$37,720	$2,133	60.4%	57.2%	3.2%

Proforma Organic(1)
Branded CPG	$102,177	$91,183	$10,994	$8,832	$2,162	12.1%	9.7%	2.4%
Flavors & Ingredients	$24,028	$25,753	$(1,725)	$(1,725)	$-	-6.7%	-6.7%	0.0%
Combined	$126,205	$116,936	$9,269	$7,107	$2,162	7.9%	6.1%	1.8%

(1)	Product revenues, net shown on a like for like basis, including the impact of both acquisitions for the full quarter in both the current and prior year periods
(2)	The "foreign exchange" amounts presented, reflect the estimated impact from fluctuations in foreign currerncy exchange rates on product revenues.

Whole Earth Brands, Inc.

GAAP to Adjusted EBITDA Reconciliation

(In thousands of dollars)

	Three Months Ended March 31, 2020				Three Months Ended March 31, 2021
	GAAP	Non-cash adj.	Cash adj.	Adjusted EBITDA	GAAP	Non-cash adj.	Cash adj.	Adjusted EBITDA	$ Change	% Change
Product revenues, net	$65,972	$-	$-	65,972	$105,825	$-	$-	105,825	$39,853	60.4%
Cost of goods sold	40,112	(706)	(1,027)	38,379	70,174	(2,835)	(556)	66,783	28,404	74.0%
Gross profit	25,860	706	1,027	27,593	35,651	2,835	556	39,042	11,449	41.5%
Gross profit margin %	39.2%			41.8%	33.7%			36.9%		(4.9%)
Selling, general and administrative expenses	16,048	(152)	(934)	14,962	32,907	(1,943)	(9,374)	21,590	6,628	44.3%
Amortization of intangible assets	2,534	(2,534)	-	-	4,151	(4,151)	-	-	-	-
Asset impairment charges	40,600	(40,600)	-	-		-	-	-	-	-
Restructuring and other non-recurring expenses	-	-	-	-	1,657	(358)	(1,299)	-	-	-
Operating income	$(33,322)	$43,992	$1,961	$12,631	$(3,064)	$9,287	$11,229	$17,452	$4,821	38.2%
Operating margin %	(50.5%)			19.1%	(2.9%)			16.5%		(2.7%)

Note – Q1 2020 is a predecessor period and Q1 2021 is a successor period.

Whole Earth Brands, Inc.

Adjustment to Operating Income by Income Statement line and nature

(In thousands of dollars)

	Three Months Ended March 31, 2020						Three Months Ended March 31, 2021
Non-Cash adjustments	Cost of Goods Sold	SG&A	Amort. Of Intangibles	Asset impair- ment	Restruct- uring	Operating Income	Cost of Goods Sold	SG&A	Amort. Of Intangibles	Asset impair- ment	Restruct- uring	Operating Income
Depreciation	706	-	-	-	-	706	969	-	-	-	-	969
Amortization of intangible assets	-	-	2,534	-	-	2,534	-	-	4,151	-	-	4,151
Asset impairment charges	-	-	-	40,600	-	40,600	-	-	-	-	-	-
Restructuring	-	-	-	-	-		-	-	-	-	358	358
Non-cash pension expense	-	152	-	-	-	152	-	-	-	-	-	-
Long term incentive plan	-	-	-	-	-	-	247	1,943	-	-	-	2,189
Purchase accounting costs	-	-	-	-	-	-	1,619	-	-	-	-	1,619
Total non-cash adjustments	706	152	2,534	40,600	-	43,992	2,835	1,943	4,151	-	358	9,287
Cash adjustments
Restructuring	-	-	-	-	-	-	-	-	-	-	1,299	1,299
Long term incentive plan	47	355	-	-	-	402	(22)	(75)	-	-	-	(97)
Transaction related expenses	-	-	-	-	-	-	-	210	-	-	-	210
Severance and related expenses		188	-	-	-	188	-	-	-	-	-	-
Public company readiness		283	-	-	-	283	-	454	-	-	-	454
Brand introduction costs	753	-	-	-	-	753	-	-	-	-	-	-
M&A transaction expenses	-	-	-	-	-	-	-	8,472	-	-	-	8,472
Other items	227	108	-	-	-	335	578	313	-	-	-	890
Total cash adjustments	1,027	934	-	-	-	1,961	556	9,374	-	-	1,299	11,229
Total adjustments	1,733	1,086	2,534	40,600	-	45,953	3,391	11,317	4,151	-	1,657	20,516

Non-cash adjustments: The Adjusted EBITDA reconciliation includes certain transactions that are non-cash in nature. Such items include depreciation, amortization of intangibles, asset impairment charges, non-cash pension expense, long-term incentive plan expenses (stock based compensation) and purchase accounting adjustments.

Cash adjustments: The Adjusted EBITDA reconciliation includes certain transactions that are one-off, non-recurring in nature, but have been or will be settled with Company cash.

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